As filed with the Securities and Exchange Commission on April 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HIGHPOINT RESOURCES CORPORATION

(formerly known as Red Rider Holdco, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	82-3620361
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, CO 80202

303-293-9100

(Address of Principal Executive Offices) (Zip Code)

BILL BARRETT CORPORATION 2004 STOCK INCENTIVE PLAN

BILL BARRETT CORPORATION 2008 STOCK INCENTIVE PLAN

BILL BARRETT CORPORATION 2012 EQUITY INCENTIVE PLAN

(Full title of the Plan)

Kenneth A. Wonstolen

1099 18th Street, Suite 2300

Denver, CO 80202

303-293-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Elofson, Esq.

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)(4)
Common stock, par value $0.001 per share	7,872,659	$4.92	$38,733,482	$4,822

(1)	This registration statement (the “Registration Statement”) registers the issuance of 6,300 shares of common stock of HighPoint Resources Corporation (the “Company” or the “Registrant”), par value $0.001 per share (the “Common Stock”), which are issuable pursuant to the Bill Barrett Corporation 2004 Stock Incentive Plan (the “2004 Plan”), 132,047 shares of Common Stock which are issuable pursuant to the Bill Barrett Corporation 2008 Stock Incentive Plan (the “2008 Plan”), and 7,734,312 shares of Common Stock which are issuable pursuant to the Bill Barrett Corporation 2012 Equity Incentive Plan, as amended (the “2012 Plan, and, together with the 2004 Plan and 2008 Plan, the “Bill Barrett Corporation Plans”).
(2)	This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the Bill Barrett Corporation Plans.
(3)	Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the Common Stock to be registered hereunder has been calculated based on the average of the high and low sales prices of the Common Stock on April 2, 2018, as quoted on the New York Stock Exchange.
(4)	Pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the registration fee has been calculated on the basis of the maximum aggregate offering price. Bill Barrett Corporation’s registration statement on Form S-3 (No. 333-205230) filed with the SEC on June 25, 2015, declared effective on July 9, 2015 and terminated on March 21, 2018 (the “S-3 Registration Statement”) included a total of $284,072,355 of unsold securities. In connection with the S-3 Registration Statement, Bill Barrett Corporation paid a total registration fee of $58,100, of which $33,009 corresponds to the securities not sold thereunder. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the $33,009 that was previously paid and unused under the S-3 Registration Statement against the $4,822 registration fee relating to the securities offered by this Registration Statement, leaving no filing fee owed in connection with the securities registered hereunder.

EXPLANATORY NOTE

Pursuant to an Agreement and Plan of Merger, dated as of December 4, 2017 (the “Merger Agreement”), by and among the Company, Bill Barrett Corporation (“BBG”), Fifth Creek Energy Operating Company, LLC (“Fifth Creek”), Rio Merger Sub, LLC, Rider Merger Sub, Inc., and for certain limited purposes set forth in the Merger Agreement, Fifth Creek Energy Company, LLC and NGP Natural Resources XI, L.P., BBG formed a new company, Red Rider Holdco, Inc., with two subsidiaries, Rio Merger Sub, LLC and Rider Merger Sub, Inc. On March 19, 2018, Rider Merger Sub, Inc. merged with and into BBG and Rio Merger Sub, LLC merged with and into Fifth Creek. As a result, BBG and Fifth Creek each became a wholly-owned subsidiary of Red Rider Holdco, Inc., which was renamed HighPoint Resources Corporation. Pursuant to the Merger Agreement, the Registrant assumed the obligations of BBG under the plans set forth on the cover page of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information specified in the instructions to Part I of Form S-8. Documents containing such information will be sent or given to participants in the employee benefit plans (as defined in Rule 405 under the Securities Act) covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Those documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated in this Registration Statement by reference (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	The Registrant’s Current Reports on Form 8-K filed on March 1, 2018 and March 19, 2018;

•	BBG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on February 27, 2018, as amended by BBG’s Annual Report on Form 10-K/A filed on March 19, 2018;

•	BBG’s Current Report on Form 8-K filed on January 23, 2018, as amended by BBG’s Current Report on Form 8-K/A filed on January 24, 2018 and BBG’s Current Reports on Form 8-K filed on March 19, 2018; and

•	The description of Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), which is contained in the Registration Statement on Form S-4, as amended (Registration No. 333-222275), under the heading “Description of Red Rider Holdco Capital Stock,” including any amendments or reports filed for purposes of updating such descriptions.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (“DGCL”). Under Section 145 of the DGCL, each director and officer of Registrant may be indemnified by Registrant against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings (other than a proceeding by or in the right of Registrant) in which he or she is involved by reason of the fact that he or she is or was a director or officer of Registrant if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of Registrant, the director or officer may not be indemnified for expenses in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to Registrant unless a court determines otherwise.

The Registrant’s governing documents contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time. As permitted by Section 102(b)(7) of the DGCL, the Registrant certificate of incorporation provides that a Registrant director will not be personally liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with our directors and certain of our officers. Under the indemnification agreements, we are generally required to indemnify the directors and officers to the full extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on March 19, 2018.

3.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on March 19, 2018.

5.1	Opinion of Davis Graham & Stubbs LLP

10.1	Bill Barrett Corporation 2004 Stock Incentive Plan, incorporated by reference to Exhibit 10.21 to Amendment No. 4 to BBG’s Registration Statement on Form S-1 (Registration No. 333-114554) filed on October 13, 2004.

10.2	Bill Barrett Corporation 2008 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 to BBG’s Current Report on Form 8-K filed on May 16, 2008.

10.3	Bill Barrett Corporation 2012 Equity Incentive Plan.

10.3.1	Amendment to the Bill Barrett Corporation 2012 Equity Incentive Plan dated February 7, 2018, incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-4/A (Registration No. 333-222275) filed on February 9, 2018.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Netherland, Sewell & Associates, Inc.

23.3	Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

Paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 9, 2018.

HIGHPOINT RESOURCES CORPORATION

By:	/s/ R. Scot Woodall
Name: R. Scot Woodall Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each of the undersigned officers and directors of HighPoint Resources Corporation, a Delaware corporation, hereby constitutes and appoints R. Scot Woodall, William M. Crawford and Kenneth A. Wonstolen, and each of them, as his true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his name and on his behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the 9th day of April, 2018.

Signature	Title	Date

/s/ R. Scot Woodall R. Scot Woodall	Director, President and Chief Executive Officer (Principal Executive Officer)	April 9, 2018

/s/ William M. Crawford William M. Crawford	Senior Vice President, Treasury & Finance and Treasurer (Principal Financial Officer)	April 9, 2018

/s/ David R. Macosko David R. Macosko	Senior Vice President, Accounting (Principal Accounting Officer)	April 9, 2018

/s/ Kenneth A. Wonstolen Kenneth A. Wonstolen	Senior Vice President, General Counsel and Secretary	April 9, 2018

/s/ Jim W. Mogg Jim W. Mogg	Chairman	April 9, 2018

Signature	Title	Date

/s/ William F. Owens William F. Owens	Director	April 9, 2018

/s/ Edmund P. Segner, III Edmund P. Segner, III	Director	April 9, 2018

/s/ Randy I. Stein Randy I. Stein	Director	April 9, 2018

/s/ Michael E. Wiley Michael E. Wiley	Director	April 9, 2018

/s/ Scott A. Gieselman Scott A. Gieselman	Director	April 9, 2018

/s/ Craig S. Glick Craig S. Glick	Director	April 9, 2018

/s/ Michael R. Starzer Michael R. Starzer	Director	April 9, 2018

/s/ Mark S. Berg Mark S. Berg	Director	April 9, 2018

/s/ Andrew C. Kidd Andrew C. Kidd	Director	April 9, 2018